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                                                                     EXHIBIT 8


                                 April 4, 1996


Horizon Bancorp, Inc.
One Park Avenue
Beckley, West Virginia 25802

Gentlemen:

     You have requested our opinion on certain federal income tax consequences relating to the merger (the "Merger") of Twentieth Bancorp, Inc. ("Twentieth") with and into Horizon Bancorp, Inc. ("Horizon").

     The relevant facts concerning the Merger are set forth in the Plan of Merger and Reorganization executed by Horizon and Twentieth dated February 6, 1996. A description of the transaction set forth therein is incorporated herein by reference.

     In addition to the general statement of facts set forth in the Registration Statement, and exhibits attached thereto, you have made the following representations to us concerning the proposed transaction:

     1. The fair market value of the Horizon stock and other consideration to be received by each shareholder of Twentieth will be approximately equal to the fair market value of the Twentieth stock surrendered in exchange therefor.

     2. There is no plan or intention by the shareholders of Twentieth who own 1% or more of the Twentieth stock, and to the best of the knowledge of the management of Twentieth there is no plan or intention on the part of the remaining shareholders of Twentieth to sell, exchange or otherwise dispose of a number of Horizon stock received in the Merger that would reduce the Twentieth shareholders' ownership of Horizon stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Twentieth as of the same date. For purposes of this representation, shares of Twentieth exchanged for cash or other property, surrendered by dissenting shareholders, or exchanged for cash in lieu of fractional shares of Horizon stock will be treated as outstanding Twentieth stock on the date of the Merger. Moreover, shares of Twentieth stock and shares of Horizon stock held by Twentieth shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

     3. Horizon has no plan or intention to reacquire any of its stock issued in the Merger.

     4. Horizon has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Twentieth, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

     5. The liabilities of Twentieth assumed by Horizon and the liabilities to which the assets
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of Twentieth are subject, were incurred by Twentieth in the ordinary course of its business.

     6. Following the Merger, Horizon will continue the historic business of Twentieth or use a significant portion of Twentieth's historic business assets in a business.

     7. Horizon, and the shareholders of Twentieth will pay their respective expenses, if any, incurred in connection with the Merger.

     8. There is no intercorporate indebtedness existing between Horizon and Twentieth that was issued, acquired or will be settled at a discount.

     9. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

     10. In the Merger, shares of Twentieth stock representing control of Twentieth, as defined in Section 368(c)(1) of the Internal Revenue Code, will be exchanged solely for voting stock of Horizon. For purposes of this representation, shares of Twentieth stock exchanged for cash or other property originating with Horizon will be treated as outstanding Twentieth stock on the date of the Merger.

     11. Twentieth is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

     12. On the date of the Merger, the fair market value of the assets of Twentieth will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

     13. The payment of cash in lieu of fractional shares of Horizon stock is solely for the purpose of avoiding the expense and inconvenience to Horizon of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Twentieth shareholders instead of issuing fractional shares of Horizon will not exceed 1% of the total consideration that will be issued in the Merger to the Twentieth shareholders in exchange for their shares of Twentieth stock. The fractional share interests of each Twentieth shareholder will be aggregated, and no Twentieth shareholder will receive cash in an amount equal to or greater than the value of one full share of Horizon stock.

     14. None of the compensation received by any shareholder-employee of Twentieth will be separate consideration for, or allocable to any of their shares of Twentieth stock; none of the shares of Horizon' stock received by any shareholder-employee will be separate consideration for or allocable to any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     Based solely upon the information submitted and on the representations set forth above, we are of the opinion that:

     A. The Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.
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     B.      The gain, if any, realized by a Twentieth shareholder upon receipt of Horizon stock will be recognized, but not in an amount in excess of the cash received as part of the Merger transaction. Each Twentieth shareholder should consult with his or her tax advisor with respect to the determination of the tax treatment of the exchange.

     C. The holding period of the Horizon stock to be received by the shareholders of Twentieth will include the period during which the Twentieth stock exchanged therefor was held, provided such stock was a capital asset in the hands of the shareholder at the time of the effective date of the Merger.

     D. Where solely cash is received by a dissenting shareholder of Twentieth in exchange for his or her Twentieth stock, the cash payment will be treated as received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Sections 302 and 318 of the Internal Revenue Code.

     E. The receipt of cash in lieu of a fractional share of Horizon stock will be treated as if the fractional share of Horizon stock was distributed as part of the exchange to the Twentieth shareholder and then redeemed by Horizon, resulting in capital gain or loss measured by the difference, if any, between the amount of cash received for such fractional share and the shareholder's basis in the fractional share.

     It should be noted that the opinions expressed in this letter are based upon statutory, judicial and administrative authority as of the date of this opinion. There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively applicable to the transactions considered herein. Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations provided to us. If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, some or all of the opinions expressed in this letter may become inapplicable.

     Please note further that Treas. Reg. Section 1.368-3 requires certain records to be kept and information to be filed with the federal income tax returns of each corporation which is a party to the reorganization. This same regulation requires each Twentieth shareholder who received Horizon shares in connection with the reorganization, to attach to his or her federal income tax return for the year in which such shares are received a statement disclosing the exchange of Twentieth stock for shares of Horizon and reporting the cost or other basis of the Twentieth stock given up and the number and value of Horizon stock received.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our firm in the Registration Statement.

                                           Robinson & McElwee


                                           By: /s/ LYNN A. SMITH
                                               ---------------------------
                                                  Lynn A. Smith, Partner


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